AGREEMENT

     THIS AGREEMENT ("Agreement"), dated as of April 15, 1996, is entered into by and between Lindbergh-Hammar Associates, Inc., a Texas corporation, whose address is, P.O.Box 1329 Weatherford, Texas 76086; and Wasatch
Pharmaceutical, Inc., a Utah corporation, whose address is, 714 East 7200 South, Midvale, Utah 84047.

                              WITNESSETH

     WHEREAS, Lindbergh-Hammar Associates, Inc., desires to purchase six million (6,000,000,) shares of the Common Stock of Wasatch Pharmaceutical, Inc.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Sale of Shares. At the Closing (as designed in Section 5 below), Wasatch Pharmaceutical, Inc. shall issue, sell and deliver to Lindbergh-Hammar Associates, Inc., and Lindbergh-Hammar Associates, Inc., agrees to purchase from Wasatch Pharmaceutical, Inc., the six million (6,000,000) Shares of common stock in consideration for the issuance of seven thousand three hundred fifty (7,350) shares of Preferred Stock, par value $1,000.00 per share. The voting rights to the said six million shares of Wasatch Pharmaceutical, Inc., will remain with the Board of Directors of Wasatch Pharmaceutical, Inc., provided however, that Lindbergh-Hammar Associates, Inc., is herewith being granted one seat on the Wasatch Pharmaceutical, Inc., Board of Directors to its designee.

     2. Representations and Warranties by Wasatch Pharmaceutical, Inc. To induce Lindbergh-Hammar Associates, Inc., to purchase the six million (6,000,000) shares of it's stock, hereby represents and warrants to Lindbergh-Hammar Associates, Inc., as follows:

     2.1 Organization: Qualification. Wasatch Pharmaceutical, Inc., is a corporation duly organized, validly existing and in good standing, under the laws of the State of Utah. Wasatch Pharmaceutical, Inc., has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, as and in the places where its assets and properties are now owned, leased or operated and where such business is now being conducted.

     2.2  Capitalization of Wasatch Pharmaceutical, Inc.   The authorized
capital stock of Wasatch Pharmaceutical, Inc., consists of fifty million (50,000,000) shares of common stock, $0.001 par value ("Common Stock"), of which twelve million eighty-nine thousand two hundred fifty six (12,089,256) shares of Common Stock were issued and outstanding as of April 10, 1996. In addition, Wasatch Pharmaceutical, Inc., is authorized 1,000,000 shares of Preferred Stock with a par value of $.001 per share; of which 49,258 shares have been issued and are presently outstanding.

     2.3  Status of the Shares of Wasatch Pharmaceutical, Inc.    Six million
(6,000,000) common shares have been duly authorized and, when delivered at the Closing, the Shares will be duly and validly issued, fully paid, non-assessable and will not have been issued in violation of any preemptive or other right of any other person.

     2.4 Authority Relative to this Agreement. Wasatch Pharmaceutical, Inc., has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform any other obligations required of it hereunder. This Agreement has been duly and validly executed and delivered by Wasatch Pharmaceutical, Inc., and constitutes the legal, valid and binding agreement and obligation of Wasatch Pharmaceutical, Inc., enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

     2.5  Consents and Approvals: No Violation.  The execution and delivery of this Agreement by Wasatch Pharmaceutical, Inc., and the consummation of the transactions contemplated hereby will not; (i) conflict with or result in any breach of any provision of the Certificate of Incorporation of Bylaws of Wasatch Pharmaceutical, Inc.; (ii) require any consent, approval, authorization or permit of any United States or Foreign governmental or regulatory authority or other third party; (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract; or, (iv) conflict with or result in a violation of any provision of, (A) any applicable statute, rule, regulation or ordinance or, (B) any  material order, write, injunction judgment, award, decree, grant, concession, grant, franchise or license applicable to Wasatch Pharmaceutical, Inc. or any material portion of its properties or assets.
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     2.6  Financial Statement Matters: Undisclosed Liabilities. Wasatch
Pharmaceutical, Inc., hereto fore agrees to deliver to Lindbergh-Hammar Associates, Inc., via U.S. Mail or telefax, a copy of its Form 10K dated December 31, 1995, as soon as it is available.

     2.7 Disclosure. No representation or warranty by Wasatch Pharmaceutical, Inc., contained in this Agreement nor any oral or written statement or certificate or to be furnished by Wasatch Pharmaceutical, Inc. to Lindbergh-Hammar Associates, Inc., or its representatives, in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omit to state any material fact required to make the statements herein or herein contained not misleading and Wasatch
Pharmaceutical, Inc., has disclosed to all information which is material to Lindbergh-Hammar Associates, Inc., concerning it's purchase of the Common Stock.

     3. Representations and Warranties by Lindbergh-Hammar Associates, Inc. In order to induce Wasatch Pharmaceutical, Inc., to purchase its Preferred Stock, Lindbergh-Hammar Associates, Inc., hereby represents and warrants to Wasatch Pharmaceutical, Inc., as follows:

     3.1 Organization: Qualification. Lindbergh-Hammar Associates, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Lindbergh-Hammar Associates, Inc., has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, as and in the places where its assets and properties are now owned, leased or operated and where such business is now being conducted.

     3.2 Capitalization of Lindbergh-Hammar Associates, Inc. The aggregate number of shares which Lindbergh-Hammar Associates, Inc., has the authority to issue is one million (1,000,000) shares, classed as follows:

     A) Five hundred thousand (500,000) shares of common stock, no par value, of which 50,000 shares of Common Stock is issued and outstanding; and,

     B) 500,000 shares of preferred stock, par value one thousand Dollars ($1,000.00) per share, bearing a non-cumulative Dividend rate of 5% per annum.

     3.3 Status of the Preferred Stock. The Preferred Stock is duly authorized and, when delivered at the closing, the Preferred Stock will be duly and validly issued, fully paid, non-assessable and will not have been issued in violation of any preemptive or other right of any other person.

     3.4 Authority Relative to this Agreement. Lindbergh-Hammar Associates, Inc., has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to perform and other obligations required of it hereunder. This Agreement has been duly and validly executed and delivered by Lindbergh-Hammar Associates, Inc., and constitutes the legal, valid and binding agreement and obligation of Lindbergh-Hammar Associates, Inc., enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors; rights generally or by general principle of equity, including principles governing the availability of equitable remedies.

     3.5 Consents and Approvals: No Violation. The execution and delivery of this Agreement by Lindbergh-Hammar Associates, Inc., and the consummation of the transactions contemplated hereby will not; (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the By-laws of the Corporate Charter; (ii) require any consent approval, authorization or permit of, or filing with or notification to, any United States or Foreign governmental or regulatory authority or other third party; (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract; or, (iv) conflict with or result in a violation of any provision of; (A) any applicable Statue, ruler, regulation or ordinance; or, (B) any material order, writ, injunction, judgment, award, decree, permit, concession, grant, franchise or license applicable to Lindbergh-Hammar Associates, Inc., or any material portion of its properties or assets.

<Page 2>

     3.6 Financial Statement Matters: Undisclosed Liabilities. Lindbergh-Hammar Associates, Inc., has heretofore delivered to Wasatch Pharmaceutical, Inc., the un-audited balance sheet of Lindbergh-Hammar Associates, Inc., dated
March 1, 1996; and, audited statements will be provided to Wasatch Pharmaceutical, Inc., as they become available.

     3.7 Securities Representations. Lindbergh-Hammar Associates, Inc., hereby makes each and every warranty and covenant contained in the Subscription Agreement attached as Exhibit "A" hereto.

     3.8 Disclosure. No representation or warranty by Lindbergh-Hammar Associates, Inc., contained in this Agreement nor any oral or written statement or certificate furnished or to be furnished by Lindbergh-Hammar Associates, Inc., to Wasatch Pharmaceutical, Inc., or its representatives, in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading and Lindbergh-Hammar Associates, Inc., has disclosed to Wasatch Pharmaceutical, Inc., all information which is material to Wasatch Pharmaceutical, Inc., concerning it's purchase of the Preferred Stock.

      3.9 Escrow's and Safekeeping. Lindbergh-Hammar Associates, Inc., warrants to Wasatch Pharmaceutical, Inc., that the Wasatch Pharmaceutical, Inc.,
Shares will only be held on deposit in an Escrow or Safekeeping Account with an institution, i.e., Stock Transfer Company, Bank, Brokerage Firm, Attorneys Trust, Certified Accounting Firm, etc., in the United States of America. The securities will not be delivered or held in Escrow or Safekeeping, by any of the aforementioned institutions or firm outside the United States of America.

     4.   Covenants

     4.1 Lindbergh-Hammar Associates, Inc., agrees that any insurance company or companies owned, controlled or managed by it will obtain and maintain in effect at all relevant times a level of reinsurance coverage which is equivalent to the level of reinsurance coverage customary in the insurance industry for businesses similar to that of Lindbergh-Hammar Associates, Inc.

      5.  Closing

      5.1 On or before April 19, 1996, Lindbergh-Hammar Associates, Inc., will deliver to an escrow holder (the"Escrowholder"), the duly authorized and valid Preferred Stock Issue and all other agreements, documents, instruments, and writings required to be delivered by Lindbergh-Hammar Associates, Inc.

      5.2 At the Closing, Wasatch Pharmaceutical, Inc., will deliver a duly authorized and valid Certificate, or Certificates, evidencing the shares to the Escrowholder to hold pursuant to escrow instructions to be mutually agreed upon by the parties; and, shall deliver to Lindbergh-Hammar
Associates, Inc., all other agreements, documents, instruments and writings required to be delivered by Wasatch Pharmaceutical, Inc., Wasatch Pharmaceutical, Inc., further agrees to deliver to Lindbergh-Hammar Associates, Inc., a valuation letter from a Certified Public Accounting Firm, confirming the value of their six million (6,000,000) shares; said letter is to be delivered to Lindbergh-Hammar Associates, Inc., within five (5) days after trading begins on the Wasatch Pharmaceutical, Inc. stock.

      6. Survival of Representations and Warranties. All representations and warranties of Lindbergh-Hammar Associates, Inc., on the one hand, and Wasatch Pharmaceutical, Inc., on the other, in this Agreement or in any document or other papers delivered pursuant to or in connection with this Agreement shall survive the Closing.

      7.  Indemnification  Obligations.

      7.1 Lindbergh-Hammar Associates, Inc., agrees to indemnify, defend and hold harmless Wasatch Pharmaceutical, Inc., (and its directors, officers, employees, agents, subsidiaries and affiliates, and their respective successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys fees and disbursements) ("Losses"') which any of them shall incur or suffer based upon arising out of or otherwise involving any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Lindbergh-Hammar Associates, Inc., contained in the Agreement or in any document or other paper delivered by Lindbergh-Hammar Associates, Inc., in connection with the transactions contemplated by this agreement which was not waived Wasatch Pharmaceutical, Inc., prior to Closing.
<Page 3>

      7.2 Wasatch Pharmaceutical, Inc., agrees to indemnify, defend and hold harmless Lindbergh-Hammar Associates, Inc., (and its directors, officers, employees, agents, subsidiaries and affiliates, and their respective successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys fees and disbursements) ("Losses"') which any of them shall incur or suffer based upon arising out of or otherwise involving any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Wasatch Pharmaceutical, Inc., contained in the Agreement or in any document or other paper delivered by Wasatch Pharmaceutical, Inc., in connection with the transactions contemplated by this agreement which was not waived Lindbergh-Hammar
Associates, Inc., prior to Closing.

      8.  Terms for redemption and or repurchase of subject stocks.

      8.1 Lindbergh-Hammar Associates, Inc., agrees:
      (A) to redeem the Preferred Stock Shares over a two (2) year period of time. Should Lindbergh-Hammar Associates, Inc. require additional time to redeem all of the Preferred Shares issued to Wasatch Pharmaceutical, Inc., Wasatch Pharmaceutical, Inc. will be entitled to an additional ten percent (10%) over and above the face and/or par value of the then unredeemed Preferred Shares. The Preferred Stock shares will be called and redeemed at par value in monthly increments equal to ten percent (10%) of the Insurance Premium income generated as a result of Wasatch Pharmaceutical, Inc., stock being assigned to the Capital and Surplus Account of the Insurance Company (i.e., should the Wasatch Pharmaceutical, Inc., shares receive a certification value of $21,000,000; and should Lindbergh-Hammer Associates, Inc., acquire an additional $4,000,000 block of capital for the Insurance Company Capital and Surplus Account, causing the Insurance Company to have cumulative Capital and Surplus of $25,000,000; Wasatch Pharmaceutical, Inc., would be entitled to 21/25 or 84% of the 10% of premiums). Lindbergh-Hammar Associates, Inc., agrees to call and redeem a minimum of One Hundred Thousand ($100,000.00) Dollars face value (par value) Preferred Stock, by the end of ninety days after receiving the Certified Public Accountant's Certification letter confirming the bid price, or value, of the trading shares of Wasatch Pharmaceutical, Inc.;
and,

      (B) To extend an option to Wasatch Pharmaceutical, Inc., to repurchase up to ninety percent (90%) of the six million shares of Wasatch Pharmaceutical, Inc., common stock to be issued to Lindbergh-Hammar Associates, Inc. This option to repurchase these shares will be at a figure equal to 200% of Lindbergh-Hammar Associates, Inc.'s original acquisition price; said option will expire at the end of three years after the Closing of this Agreement; and,

      (C) To provide Wasatch Pharmaceutical, Inc., with Quarterly reports confirming the Insurance Premium Income related to the Wasatch
Pharmaceutical, Inc., common stock held in the Capital and Surplus Account of the Insurance company; and,

      (D) To allow (with proper notice) Wasatch Pharmaceutical, Inc., representatives to inspect the books of the Insurance Company for the express limited purpose of verifying the Insurance Premium Income related to the subject stock.

      8.2 This Agreement and the additional written agreements called for herein together contain the entire agreement between Lindbergh-Hammar Associates, Inc., and Wasatch Pharmaceutical, Inc., with respect to the sale of six million (6,000,000) shares of Wasatch Pharmaceutical, Inc., common stock to Lindbergh-Hammar Associates, Inc.; and the issuance of seven thousand three hundred fifty (7,350) of Lindbergh-Hammar Associates, Inc., Preferred Stock Shares to Wasatch Pharmaceutical, Inc.; and, supersedes all prior arrangements or understandings with respect thereto, and there have been no oral representations or warranties and neither party has relied on any representation not contained herein.

      8.3 This liability of Agency, including
litigation costs and attorney s fees, arising from Client s failure to do so.

      11. Disposition of Property and Materials. Upon expiration of the term of this agreement, and provided that all payments coming due under this agreement have been paid in full, all plans, preliminary outlines, sketches, art work, copy, and all other property and materials which are produced under this agreement shall be the property of the Client. Should Client breach this agreement by early termination, by failure to make the payments called for herein as and when due, or by any other material breach of Client s obligations under this agreement, all property and materials produced under this agreement shall be the property of Agency, even though Client or another party has physical possession of same.

      12. Confidentiality. During the course of Agency s performance under this agreement, Agency may have access to certain confidential and proprietary information of Client. All such information disclosed by Client Agency shall be maintained in confidence by Agency and Agency shall not use the information except as necessary for the performance of its obligations under this agreement. To the extent that confidential information has been supplied to Agency by Client in written form, and identified by Client as Confidential or Proprietary by notation on the face of the document, all such confidential written information shall be returned by Agency to Client upon the expiration of the term or earlier termination of this agreement.

      13. Independent Contractor. Agency is an independent contractor. Nothing contained in this agreement shall be constructed to create the relationship of joint venture or partnership between the parties hereto.

      14. Attorney Fees and Costs. In the event a lawsuit is instituted to interpret or enforce any provision of this agreement, the prevailing party shall be entitled to recover such sum as the court may adjudge reasonable as attorney s fees, together with all legal costs incurred by such party in the prosecution or defense of such lawsuit, inclusive of all attorney s fees and legal costs incurred prior to trial, at trial and upon any appeal or appeals.
 Legal costs as used herein, shall include all costs and disbursements awardable by statute or rule, together with the costs incurred in the taking of depositions, whether or not such depositions are used at trial.

      15. Controlling Law. This agreement shall be governed by the law of the state of Oregon.

      16. Modification. This writing contains the entire agreement of the parties. No representations were made or relied upon by either party, other than those that are expressly set forth. This agreement may not be modified, except by a writing signed by an authorized representative of each of the parties.

      17. Waiver. The failure of either party to object to or to take affirmative action with respect to any conduct of the other which is in violation of this agreement shall not be construed as a waiver thereof, or of any future breach or subsequent wrongful conduct.

THE SCHMIDT/WESTERDAHL GROUP, LTD.
BY:


/S/Edward G. Westerdahl, II                  Date: January 9, 1996
Chairman

MEDISYS RESEARCH GROUP, INC.
BY:


/S/ Gary Heesch, President                   Date: January 10, 1996

THE AMERICAN INSTITUTE OF
SKIN CARE, INC.
BY:


/S/ David Giles, Vice President              Date:  January 10, 1996